Exhibit 10.25

Ms. Frances Fiorillo

November 29, 2005

January 20, 2006

STRICTLY PRIVATE & CONFIDENTIAL

Frances Fiorillo

Dear Frances,

As you have now received your H1B Visa from the United States Citizenship and Immigration Service I am very pleased to tell you that we wish to convert the consultancy agreement that you accepted and agreed to with Virgin USA, Inc. on December 17, 2004 (the “Consultancy Agreement”) to an employment contract with Virgin America Inc. (the “Company”) pursuant to which you will hold the position of Senior Vice-President, People and In-Flight Service. Below you will find a synopsis of the significant points we have discussed in relation to both the conversion of your Consultancy Agreement and the employment position you will hold.

Position

To facilitate your United States and Canadian tax filing requirements, the conversion of your Consultancy Agreement to an employment contract will occur effective January 25, 2006 at which time you will be employed as above in the position of Senior Vice-President, People and In-Flight Service. Until January 25, 2006 the existing Consultancy Agreement will continue to govern the compensation and other aspects of your relationship with both Virgin USA, Inc. and the Company. When the employment contract takes effect on January 25, 2006 your Company service date will be adjusted to reflect the date you began providing services under the Consultancy Agreement; namely, January 25th, 2005.

The position of Senior Vice-President, People and In-Flight Service is a full-time, exempt position, based at our San Francisco (“SFO”) location. You agree to devote your full business time and best efforts to the performance of your duties to the Company and agree that during the term of your employment with the Company, you will not engage in any other business, profession or occupation without the consent the Company’s Chief Executive Officer or his or her designee. Your starting base salary will be $200,000 per annum. You are also eligible to participate in an annual bonus plan with respect to each fiscal year. Your targeted annual bonus percentage is 45% of your base salary earned during the relevant fiscal year. The annual bonus amount for any fiscal year is discretionary and depends on the Company’s overall results and your individual contribution.

Ms. Frances Fiorillo

November 29, 2005

Benefits

The following benefits will begin immediately on February 1, 2006 or the later date that you choose: (1) medical insurance for yourself and eligible family and (2) long term disability insurance. Both of these will be subject to medical examination (if required by the provider). In addition you will be entitled to participate in a 401(k) retirement savings plan; provided that while you remain a resident of Canada, you will not participate in the 401(k) plan. Instead, the Company will pay you an amount equal to what its matching 401(k) contribution would have been in order to allow you to make RRSP (Registered Retirement Savings Plan) contributions in Canada. For this purpose, it will be assumed that you would have made the maximum contributions to the 401(k) plan that are matched by the Company.

Your annual vacation entitlement of 4 weeks will accrue from commencement of your employment with the Company, at a rate of 1/12 of the total annual entitlement per month. Accrual of annual leave is pro-rated; therefore if you join at any point other than the first day of a month, or if you work part-time, you will accrue leave only for the proportion of time worked. The holiday year runs from January 1 to December 31 each year. Vacation time must be used in accordance with Company policy. The official details contained in the applicable benefit plan documents shall govern in the event of any conflict or inconsistency with the details listed in this letter or with any other written or oral statements or representations.

Relocation

To assist with your relocation to the Company’s main base of operations in SFO you will receive a housing allowance of $4,000 per month for 16 months commencing February 1st, 2006, which will be grossed up for all income and payroll taxes in order to provide you with after-tax proceeds of $4,000. In addition, commencing February 1st, 2006 to May 31st 2007 we will provide up to two (2) economy class round trip airline trips per month (plus unlimited travel on the Company’s airline pursuant to employee travel policies to be implemented) from SFO to your permanent home.

As well as the above, you will be entitled at our expense to receive annually from external consultants of your choosing (but not to exceed a dollar value of $10,000) tax preparation of all Canadian and US returns as well as tax consultations for each year that your permanent home remains in Canada, and should it be necessary, annual tax equalization to keep you whole with respect to all United States and Canadian taxes (including, without limitation, income, Social Security, employment insurance and similar taxes) on all compensation items (including, without limitation, salary, living allowance, tax preparation, consulting fees, bonus and stock options) if your US taxes on these items are greater than your Canadian taxes on these items would have been if you had remained a Canadian resident employee working only in Canada. For this purpose, the calculations of the independent consultants that you have selected will be accepted by the Company as conclusive.

Ms. Frances Fiorillo

November 29, 2005

Equity

As soon as practicable after January 1, 2006, you will be granted options to purchase common stock equal to 0.4% of the Company’s equity on a fully diluted basis as of the day of grant. These options will vest annually in arrears (provided that you are still employed and not under notice of termination of employment at the relevant vesting date) over 4 years from January 25, 2005, in equal tranches. The exercise price and the terms and conditions of this option grant will be governed by a separate option plan and related option agreement. The option grant will be subject to dilution, as set out in the option plan.

It will be a condition of your option grant that you sign the Company’s standard non-compete and confidentiality letters. Copies of these will be provided to you.

Severance

Your employment is terminable “at will” either by you or by the Company. Following any termination of employment, you will not be entitled to any compensation or benefits from the Company (or its affiliates), other than (i) if applicable, that referred to in the following paragraph, (ii) any awarded, but unpaid, annual bonus for any previously completed fiscal year, (iii) reimbursement for any unreimbursed business expenses properly incurred by you in accordance with applicable policies prior to the date of such termination and (iv) such employee benefits, if any, as to which you may be entitled under the employee benefit plans in which you are participating as of the date of such termination of employment.

If the Company fails to capitalize or obtain DOT certification or if your employment is terminated for any reason other than for Cause, you will be eligible for a six-month lump sum severance package of your base salary, pro-rated target bonus and option vesting. Your eligibility for this severance package will be conditioned on your execution and compliance with a six-month non-competition and non-solicitation agreement and general release that is reasonably satisfactory to the Company.

For this purpose, “Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (c) your gross negligence or willful misconduct, (d) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (e) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

No Conflict

You hereby represent to the Company that the execution and delivery of this letter agreement by you and the performance by you of your duties to the Company shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound.

Ms. Frances Fiorillo

November 29, 2005

Acceptance

In consideration for your employment, you agree to conform to the policies, guidelines, practices, and procedures of the Company from time to time.

For clarification and the protection of both you and the Company, your acceptance of this offer represents the sole agreement between you and the Company. Any other discussions, promises, representations and understandings are not to be considered part of this offer, unless expressed, in writing, by a representative of the Company.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof and may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please indicate your acceptance of our offer to convert your Consultancy Agreement to an employment contract on the terms noted by signing below and returning this letter via post to me by January 24, 2006.

Frances, I’m very pleased to be welcoming you on board. You are joining a dynamic group at an extremely exciting time for us as we expand into a new market. I am confident that you will rise to the challenges presented to you and make a significant contribution to our success. I believe that this will be a mutually rewarding relationship.

Sincerely,

Virgin America Inc.

/s/ Fred Reid

Fred Reid

Chief Executive Officer

Agreed and accepted by:

/s/ Frances Fiorillo	January 25, 2006
Frances Fiorillo	Date

Summary of Employment Terms: Frances Fiorillo:

Company Service Date: January 25, 2005

Payroll Date: January 26, 2006

Annual Salary: $200,000

Annual Target Bonus: 45%

Equity Allocation: 0.4%, with vesting commencing from January 25, 2005

Benefits:

•	Health & Dental start date to be advised

•	LTD and Life Insurance effective February 1, 2006

•	Annual Vacation – 4 Weeks

•	401K – While a resident of Canada will not participate, Instead the company will pay an amount equal to what it’s 401k matching contribution would be assuming that the max employee contributions to the 401k plan would have been made and matched by the company.

Relocation:

Housing Allowance: $4,000 / month net after tax for 16 months commencing February 1st, 2006.

Travel: 2 economy class flights/ month Commencing February 1st, 2006 for 16 months to and from permanent residence and San Francisco

Tax Preparation: $10,000 for tax preparation/tax consultations for each year of permanent home remains in Canada

Tax Equalization: as required